                           SONUS PHARMACEUTICALS, INC.
                             22026 20TH AVENUE S.E.
                            BOTHELL, WASHINGTON 98021


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1999

TO THE STOCKHOLDERS OF SONUS PHARMACEUTICALS, INC.:

        The 1999 Annual Meeting of Stockholders of SONUS Pharmaceuticals, Inc. (the "Company") will be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, on April 29, 1999, at 9:00 A.M., for the following purposes as more fully described in the accompanying Proxy Statement:

          (1) To elect the following six (6) nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

                Steven C. Quay, M.D., Ph.D.  Christopher S. Henney, Ph.D., D.Sc.
                Michael A. Martino           Robert E. Ivy
                George W. Dunbar, Jr.        Dwight Winstead


          (2) To approve an amendment to the Company's Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan - 1991 to increase the number of shares subject thereto by 300,000 to a total of 2,200,000;

          (3) To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares subject thereto by 50,000 to a total of 100,000.

          (4) To approve an amendment to the Company's 1995 Stock Option Plan for Directors to increase the number of shares subject thereto by 127,863 to a total of 250,000.

          (5) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company by 10,000,000 shares to 30,000,000.

          (6) To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

          (7) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only stockholders of record at the close of business on March 5, 1999 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                        By Order of the Board of Directors

                                        Steven C. Quay, M.D., Ph.D.
                                        Chairman of the Board, Chief Executive
                                        Officer and Secretary

March 22, 1999

        YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                           SONUS PHARMACEUTICALS, INC.
                             22026 20TH AVENUE S.E.
                            BOTHELL, WASHINGTON 98021

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                                  INTRODUCTION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of SONUS Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for use at its 1999 Annual Meeting of Stockholders ("Annual Meeting") to be held on April 29, 1999, at 9:00 A.M., at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about March 22, 1999. The Company has retained the services of Corporate Investor Communications, Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting. The estimated costs for these services is $4,000 and will be borne by the Company. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

        Holders of shares of Common Stock of the Company ("stockholders") who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, SONUS Pharmaceuticals, Inc., 22026 20th Avenue S.E., Bothell, Washington 98021 in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement, "FOR" the amendment of the Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan--1991, "FOR" the amendment of the Employee Stock Purchase Plan, "FOR" the amendment of the 1995 Stock Option Plan for Directors, "FOR" the amendment to the Company's Certificate of Incorporation and "FOR" the ratification of Ernst & Young LLP as the Company's independent auditors.

                                VOTING SECURITIES

        The shares of Common Stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on March 5, 1999 (the "Record Date") will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the Record Date, there were 8,632,702 shares of Common Stock outstanding and entitled to vote. No shares of the Company's preferred stock, $0.001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

All stockholders entitled to vote at the Annual Meeting may cumulate the votes in the election of directors. With cumulative voting, each stockholder is entitled to a number of votes as shall equal the number of votes which the stockholder would be entitled to cast for the election of directors with respect to the stockholder's shares of stock multiplied by the number of directors to be elected by the stockholders, and each stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as the stockholder may see fit. In order to cumulate votes, stockholders must attend the meeting and vote in person or make arrangements with their own proxies. Otherwise, the proxies solicited by the Board of Directors confer discretionary authority in the proxy holders to cumulate votes so as to elect the maximum number of nominees.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

        Currently, there are six (6) members of the Board of Directors. Directors are elected at each annual stockholders' meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the six (6) nominees named below. All of the nominees presently are directors of the Company.

        If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

        Under Delaware law, the six (6) nominees receiving the highest number of votes will be elected as directors at the Annual Meeting. As a result, proxies voted to "Withhold Authority," which will be counted, and broker non-votes, which will not be counted, will have no practical effect.

        The names and certain information concerning the six (6) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.


                   NAME                       AGE              POSITION WITH THE COMPANY
                   ----                       ---              -------------------------
        Steven C. Quay, M.D., Ph.D.            48      Chairman, Chief Executive Officer and
                                                       Secretary
        Michael A. Martino                     43      President, Chief Operating Officer and
                                                       Director
        George W. Dunbar, Jr.                  52      Director
        Christopher S. Henney, Ph.D., D.Sc.    58      Director
        Robert E. Ivy                          65      Director
        Dwight Winstead                        50      Director

        Steven C. Quay, M.D., Ph.D. founded the Company in 1991 and has served as Chief Executive Officer and a director of the Company since its inception. In October 1998, Dr. Quay was named Chairman of the Board of the Company. From the Company's inception to September 1998, Dr. Quay served as President of the Company. From 1984 to 1990, Dr. Quay was the Chief Executive Officer of Salutar, Inc., a company founded by Dr. Quay to develop contrast agents for MRI tests. Dr. Quay invented OmniScan(R), the first non-ionic MRI contrast agent used for diagnosing tumors of the head and spine approved for marketing in the United States. From 1980 to 1986, Dr. Quay was a member of the faculty of the Stanford University School of Medicine. Dr. Quay holds an M.D. and a Ph.D. from the University of Michigan Medical School and took post-graduate training at the Massachusetts Institute of Technology and Harvard Medical School. He has been awarded 31 United States patents covering diagnostic imaging and has written more than 100 scientific papers related to diagnostic imaging, oncology and biochemistry. Dr. Quay is a Member of the American Society of Echocardiography, the American Society of Biochemistry and Molecular Biology, the Radiological Society of North America and the American Institute of Ultrasound in Medicine.

        Michael A. Martino joined SONUS Pharmacuticals, Inc. in September 1998 as President, Chief Operating Officer and a director. Mr. Martino has more than 15 years of experience in the medical industry. From 1983 to 1998, Mr. Martino held numerous positions of increasing responsibility in strategic planning, business development, marketing and sales, and general management with Mallinckrodt, Inc., a global healthcare products company, including serving as Vice President and General Manager of the Nuclear Medicine Division where he was responsible for annual revenues of approximately $250 million. Mr. Martino holds a B.A. in business from Roanoke College and an M.B.A. from Virginia Polytechnic Institute.

        George W. Dunbar, Jr. was elected as a director of the Company in November 1997. Mr. Dunbar is President, CEO and a director of Metra Biosystems, Inc., a company developing new diagnostics and medical devices for detection and management of bone and joint diseases. From 1988 until 1991, when Mr. Dunbar joined Metra Biosystems, he was the Vice President of Licensing and Business Development for The Ares-Serono Group, a Swiss health care company. From 1974 until 1987, he held various senior management positions with Amersham International, a health care and life sciences company, where he most recently served as Vice President for its Life Sciences business in North America. Mr. Dunbar also serves as a director of LJL Biosystems, a life sciences company, and The Valley Medical Center Foundation. Mr. Dunbar holds a B.S. in electrical engineering and an M.B.A. from Auburn University and sits on the Auburn School of Business M.B.A. Advisory Board.

        Christopher S. Henney, Ph.D., D.Sc. was elected as a director of the Company in February 1999. Since May 1995, Dr. Henney has been Chief Executive Officer of Dendreon Corporation, a biotechnology company. From 1989 to 1995, Dr. Henney served as a director, Vice Chairman and Scientific Director of Immunex and from 1981 to 1989 he served as a director, Executive Vice President and Scientific Director of ICOS. Immunex and ICOS are each biotechnology companies that were co-founded by Dr. Henney. Dr. Henney received his Ph.D. in experimental pathology and a D.Sc. in immunology from the University of Birmingham. Dr. Henney has held faculty positions at Johns Hopkins University, the University of Washington and the Fred Hutchinson Cancer Research Center, where he was the first Head of Basic Immunology. He is the author of more than 200 published articles in the field of immunology and has been editor of a number of scientific journals and has served on several scientific advisory boards. He is a former section editor of Journal of Immunology and chairman of the American Cancer Society's Advisory Committee on Immunology and Immunotherapy. Dr. Henney is currently a director of Dendreon Corporation and Techne Corporation.

        Robert E. Ivy was elected as a director of the Company in February 1999. Mr. Ivy has been Chief Executive Officer, President and a director of Ribi ImmunoChem, a biopharmaceutical company, since July 1987 and was named Chairman of the Board in April 1990. Prior to joining Ribi ImmunoChem, Mr. Ivy served as President, Chief Executive Officer and a director of Oncogene Science, Inc.; President, Chief Executive Officer and a director of Berlex Laboratories, Inc. (a subsidiary of Schering A.G.); and President of the U.S.V. Pharmaceutical Division of Revlon Health Care Group. Mr. Ivy began his career in 1958 with G.D. Searle & Co. in sales and marketing rising to the position of Vice President, Marketing and Sales. Mr. Ivy holds a B.S. in Chemistry and Biology from Northwestern University and attended Northwestern University Medical School from 1954 to 1957.

        Dwight Winstead has served as a director of the Company since July 1995. In May 1997, Mr. Winstead became President of Owen Healthcare, Inc., a hospital pharmacy management company and a subsidiary of Cardinal Health, Inc. From January 1991 to May 1997, Mr. Winstead served as Executive Vice President of VHA, Inc., a performance improvement company serving more than 1,200 health care organizations in the United States. Prior to his promotion to Executive Vice President, Mr. Winstead served in various capacities of VHA Supply Company, a subsidiary of VHA, Inc., including Vice President, Sales and Marketing, Senior Vice President, Chief Operating Officer and President from July 1987 to January 1991. Prior to joining VHA, Inc. in March 1984, Mr. Winstead served in a variety of materials management and sales positions at several companies, including Ortho Instruments and Worthington Diagnostics. Mr. Winstead holds a B.S. from Delta State University.

OTHER EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

        Gregory Sessler joined the Company as Chief Financial Officer in January 1995. From October 1990 to January 1995, Mr. Sessler was with MicroProbe Corporation, a publicly-traded developer of therapeutic compounds and diagnostic tests, most recently as Senior Vice President and Chief Financial Officer. From 1986 to 1990, Mr. Sessler served as Chief Financial Officer and Secretary of Molecular Devices Corporation, a manufacturer of biomedical instrumentation. From 1981 to 1986, Mr. Sessler served as Vice President, Chief Financial Officer and Secretary of Monoclonal Antibodies, Inc., a manufacturer of fertility diagnostic test kits. He holds a B.S. from Syracuse University and an M.B.A. from the Stanford University Graduate School of Business and is a Certified Public Accountant.

        Gordon Brandt, M.D. was appointed Vice President, Medical And Clinical Affairs in October 1998. Mr. Brandt joined the Company as Director of Medical Affairs in June 1997. From August 1995 to June 1997, Mr. Brandt was with Seimens Ultrasound, most recently as Senior Product Manager. Prior to Siemens Ultrasound, Mr. Brandt was a medical resident at Kaiser Permanente. He holds a B.S. degree in Electronics Science from Yale University and an M.D. degree from the University of California at San Francisco. Mr. Brandt is a member of the American Heart Association and the American Society of Echocardiography. He holds one U.S. patent and has published numerous papers in medical imaging devices, drugs and economics.

        Dilip M. Worah joined the Company as Vice President, Research and Development in January 1992. From August 1984 to December 1991, Mr. Worah was employed by Salutar, Inc. as Manager, Biological Sciences. From 1981 to 1984, Mr. Worah served as a scientist at Miles Laboratories, a pharmaceutical company. Prior to joining Salutar and Miles Laboratories, Mr. Worah served as a manager of research and development at BioRad Laboratories and as a manager of research and development of International Diagnostic Technology. Mr. Worah holds an M.S. from the University of Denver. He has been awarded two U.S. patents covering MRI technology and x-ray imaging agents and has published over 22 scientific papers.

BOARD MEETINGS AND ATTENDANCE

        The Board of Directors of the Company held six meetings during the fiscal year ended December 31, 1998. Each incumbent director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is presently comprised of two (2) directors selected by the Board of Directors of the Company. The members of the Audit Committee are Robert E. Ivy and Christopher S. Henney, Ph.D., D.Sc. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the Company's independent accountants. The Audit Committee held two meetings during the fiscal year ended December 31, 1998.

        The Compensation Committee is presently comprised of two (2) directors selected by the Board of Directors of the Company. The members of the Compensation Committee are Dwight Winstead and George W. Dunbar, Jr. The functions of the Compensation committee include advising the Board of Directors on officer and employee compensation. The Board of Directors, based on input from the Compensation Committee, establishes the annual compensation rates for the Company's executive officers. The Compensation Committee held five meetings during the fiscal year ended December 31, 1998.

        The Board of Directors does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth compensation received for the fiscal year ended December 31, 1998, by the Company's Chief Executive Officer and its other executive officers (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                              Long Term
                                                                             Compensation
                                                                                Awards -
                                                  Annual Compensation         Securities
                                               -------------------------      Underlying       All Other
Name and Position                  Year         Salary         Bonus (1)       Options        Compensation
-----------------------------------------------------------------------------------------------------------
Steven C. Quay, M.D., Ph.D         1998        $380,000        $     --          19,700        $     --
  Chairman, Chief                  1997         360,000         112,500          33,500              --
  Executive Officer and            1996         360,000          95,625         449,931              --
  Secretary

Gordon Brandt, M.D. (2)            1998         147,989              --          12,475              --
  Vice President -                 1997          68,538           7,425          15,000              --
  Medical and Clinical             1996              --              --              --              --
  Affairs

Charles H. Davis (3)               1998         174,000              --           6,100              --
  Vice President -                 1997         169,000          42,250          14,500              --
  Regulatory Affairs               1996         169,000          29,250          15,634              --

Michael A. Martino (4)             1998          54,968              --         200,000          50,209
  President and Chief              1997              --              --              --              --
  Operating Officer                1996              --              --              --              --

Gregory Sessler                    1998         190,000              --          21,500              --
  Chief Financial Officer          1997         165,000          41,250          16,150              --
                                   1996         165,000          32,625          18,400              --

Terry E. Willard (5)               1998         182,480              --           5,000              --
  Vice President -                 1997         180,000          33,750          16,750              --
  Marketing                        1996         180,000          33,750          17,676              --
  and Business
  Development

Dilip M. Worah                     1998         162,000              --           6,000              --
  Vice President -                 1997         157,000          39,000          15,100              --
  Research and                     1996         157,000          30,375          14,800              --
  Development

----------

(1) Bonus earned for the applicable fiscal year pursuant to Company's Executive Incentive Compensation Plan, which provides for bonuses to be paid on a percentage of salary provided that certain objectives are met. The percentage of salary and objectives to be met are approved by the Compensation Committee of the Board.

(2)     Mr. Brandt joined the Company in June 1997.

(3)     Mr. Davis terminated his employment with the Company in January 1999.

(4) Mr. Martino joined the Company in September 1998 at an annualized salary of $250,000. The amounts included in other compensation include a signing bonus of $40,000 and relocation expenses of $10,209.

(5)     Mr. Willard terminated his employment with the Company in December 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                    % of Total                                         Potential Realizable Value at
                                   Number of          Options                                            Assumed Annual Rates of
                                   Securities        Granted to                                        Stock Price Appreciation for
                                   Underlying       Employees in     Exercise or                               Option Term (3)
                                     Options           Fiscal         Base Price      Expiration       ----------------------------
Name                                 Granted          Year (1)         ($/Share)        Date(2)            5%               10%
-----------------------------------------------------------------------------------------------------------------------------------
Steven C. Quay, M.D., Ph.D ...          14,700             4.0%        $  38.63        02/06/08        $  357,079        $  904,907
                                         5,000             1.4            19.38        04/30/08            60,924           154,394

Gordon Brandt ................           2,475             0.7            13.00        06/01/08            20,235            51,279
                                        10,000             2.8             6.94        10/05/08            43,630           110,566

Charles H. Davis .............           6,100             1.7            38.63        02/06/08           148,175           375,506

Michael A. Martino ...........         200,000            55.0             6.75        09/29/08           849,008         2,151,552

Gregory Sessler ..............           6,500             1.8            38.63        02/06/08           157,892           400,129
                                        15,000             4.1            12.50        08/19/08           117,918           298,827

Terry E. Willard .............           5,000             1.4            38.63        02/06/08           121,455           307,792

Dilip M. Worah ...............           6,000             1.7            38.63        02/06/08           145,746           369,350

----------

(1) Options to purchase an aggregate of 363,524 shares of Common Stock were granted to employees, including the Named Executive Officers, during the year ended December 31, 1998.

(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(3) In accordance with the rules and regulations of the Securities and Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that the rates of annual compound stock appreciation assumed will be achieved.


               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                      Number of Securities            Value of Unexercised
                                                                           Underlying                     in-the-Money
                                                                      Unexercised Options at            Options at Fiscal
                                    Shares                               Fiscal Year-End                   Year-End (1)
                                   Acquired        Value          ----------------------------    ----------------------------
Name                              on Exercise    Realized (1)     Exercisable    Unexercisable    Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------------------
Steven C. Quay, M.D., Ph.D               --        $     --         537,728          41,738        $464,880        $     --
Gordon Brandt                            --              --           5,625          21,850              --              --
Charles H. Davis                      1,908          18,830          20,751          15,865             671             406
Michael A. Martino                       --              --              --         200,000              --              --
Gregory Sessler                          --              --          62,085          36,033         248,442           7,753
Terry E. Willard                         --              --          24,370              --          10,375              --
Dilip M. Worah                        6,441          88,679          21,856          16,414           6,052             406

----------

(1) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options. The closing sale price for the Company's Common Stock as of December 31, 1998 on the Nasdaq National Market was $6.75.

DIRECTOR'S FEES

        During 1998, the Company's non-employee directors received cash compensation in the amount of $3,750 per quarter for service on the Company's Board of Directors. Accordingly, Mr. Winstead and Mr. Dunbar each received $15,000 during 1998. Mr. Ivy and Dr. Henney were elected to the Board of Directors in February 1999, and therefore did not receive any cash compensation during 1998. All directors may be reimbursed for certain expenses incurred for meetings of the Board of Directors which they attended.

        On May 12, 1995, the Company adopted a Stock Option Plan for Directors. Under the Directors' Plan, continuing directors receive an option grant covering 5,000 shares on each anniversary of the respective director's initial grant date. Accordingly, in 1998, Messrs. Quay, Winstead and Dunbar each were granted options to purchase 5,000 shares.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

        On February 11, 1999, the Company entered into an Employment Agreement with Steven C. Quay, M.D., Ph.D., pursuant to which Dr. Quay will serve as Chairman of the Board and Chief Executive Officer through June 30, 1999 and thereafter will serve as Chairman of the Board and Chief Scientific Officer through December 31, 2001. Dr. Quay's employment is full-time through December 31, 1999, during which period his annual base salary shall be $380,000, and will be part-time thereafter through the remaining term of the Agreement, during which period his earnings will be $2,000 per day of service. Concurrent with Dr. Quay's Employment Agreement, Dr. Quay received options to purchase up to 400,000 shares of Common Stock of the Company, 180,000 of which were granted under the Company's Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan - 1991, and 220,000 of which were granted under the Company's 1999 Nonqualified Stock Incentive Plan, subject to a vesting schedule over time and acceleration of vesting upon the achievement of certain performance milestones.

        The Company entered into an employment arrangement with Michael A. Martino on September 15, 1998, which provides that Mr. Martino will act as the Company's President and Chief Operating Officer and was appointed as a member of the Company's Board of Directors. Mr. Martino received an initial stock option grant to purchase up to 200,000 shares of Common Stock of the Company, subject to a vesting schedule over time, and a one time payment of $40,000 upon commencement of employment. Mr. Martino receives an annual base salary of $250,000, an annual bonus of up to 35% of his annual base salary upon the achievement of certain performance goals determined by the Board of Directors. The employment arrangement may be terminated by Mr. Martino or the Company at any time. In the event Mr. Martino's employment is terminated by the Company without cause in circumstances not covered by the Change-in-Control Agreement described below, the Company will continue to pay Mr. Martino's base salary for a period of 12 months plus the number of months remaining in his first year of employment.

        On September 15, 1998, the Company entered into Change-in-Control Agreements with each of Messrs. Quay, Martino and Sessler. Each of the Agreements provides that upon termination of employment within 12 months following a Change of Control, as defined in the Agreements, either voluntarily for good reason or involuntarily without cause, the Company will pay the employee accrued and unpaid base salary, declared and unpaid incentive compensation and a severance payment equal the employee's highest annual base salary in effect within 12 months of termination multiplied by 2.99. Each of the Agreements has a maximum term of three years. The Company entered into an amendment to the Change-in-Control Agreement with Dr. Quay on February 11, 1999 to clarify that the term of the Agreement terminates concurrently with Dr. Quay's full-time employment.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Based solely upon its review of the copies of reports furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company's Common Stock were made with respect to the Company's fiscal year ended December 31, 1998.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        Set forth below is certain information as of the Record Date regarding the beneficial ownership of the Company's Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the Named Executive Officers identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.


                                                Amount and Nature of        Percent of
Name and Address of Beneficial Owners          Beneficial Ownership (1)       Class
-------------------------------------          ------------------------     ----------
Steven C. Quay, M.D., Ph.D. (2)
Debra L. Quay ...............................        1,804,491                   19.6%
c/o SONUS Pharmaceuticals, Inc.
  22026 20th Avenue SE
  Bothell, Washington 98021

FMR Corp. (3)
Fidelity Management and
Research Company ............................          849,500                    9.8%
  82 Devonshire Street
  Boston, Massachusetts 02109

Aperture Associates, L.P . (3) (4)
Horsley Bridge Partners, Inc. ...............          697,759                    8.6%
  505 Montgomery Street
  San Francisco, California 94111

Abbott Laboratories (5) .....................          500,000                    5.5%
  100 Abbott Park Road
  Abbott Park, Illinois 60064

Daiichi Pharmaceutical Co., Ltd. ............          462,857                    5.4%
  14-10, Nihonbashi 3-chome,
  Chuo-ku, Tokyo 103, Japan

Gordon Brandt, M.D. (6) .....................            7,799                      *
Charles H. Davis (7) ........................           36,616                      *
Michael A. Martino ..........................               --                      *
Gregory Sessler (8) .........................           91,708                    1.1%
Terry E. Willard ............................           39,540                      *
Dilip M. Worah (9) ..........................           26,313                      *
George W. Dunbar, Jr. (10) ..................           12,633                      *
Christopher S. Henney, Ph.D.,D.Sc. (11) .....            7,633                      *
Robert E. Ivy (12) ..........................            7,633                      *
Dwight Winstead (13) ........................           22,633                      *

All current executive officers and
directors as a group (9 persons) (14) .......        2,056,999                   21.9%

----------

*    Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of the Record Date, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes (i) 1,237,995 shares owned by Dr. Steven C. Quay and Debra L. Quay, (ii) 557,791 shares subject to stock options exercisable within 60 days of the Record Date, and (iii) 12,705 shares subject to warrants exercisable within 60 days of the Record Date.

(3) Information is based on reports filed with the Securities and Exchange Commission.

(4) Includes 52,358 shares subject to warrants exercisable within 60 days of the Record Date.

(5) Includes 500,000 shares subject to warrants exercisable within 60 days of the Record Date.

(6) Includes 7,699 shares subject to options exercisable within 60 days of the Record Date.

(7) Includes 36,616 shares subject to options exercisable within 60 days of the Record Date.

(8) Includes 68,697 shares subject to options exercisable within 60 days of the Record Date.

(9) Includes 26,313 shares subject to options exercisable within 60 days of the Record Date.

(10) Includes 12,633 shares subject to options exercisable within 60 days of the Record Date.

(11) Includes 7,633 shares subject to options exercisable within 60 days of the Record Date.

(12) Includes 7,633 shares subject to options exercisable within 60 days of the Record Date.

(13) Includes 22,633 shares subject to options exercisable within 60 days of the Record Date.

(14)    Includes directors' and executive officers' shares listed above.

                      REPORT OF THE COMPENSATION COMMITTEE

        The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended December 31, 1998.

        The Compensation Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's senior management and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The Compensation Committee met five times in 1998 and is presently comprised entirely of directors who are not, and were not formerly, officers or employees of the Company.

COMPENSATION POLICIES AND OBJECTIVES

        The Company's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations in the health care industry. The Compensation Committee measures executive performance on an individual and corporate basis.

        There are three components to the Company's executive compensation program, and each is consistent with the stated philosophy as follows:

        - Base Salary. Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of the Company. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range levels are reviewed on an annual basis to ensure competitiveness with a peer group of other health care companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives, and (ii) reviews specific information provided by Towers Perrin, a compensation consulting firm, with respect to the competitiveness of salaries paid to the Company's executives.

        - Annual Bonus. Annual bonuses for executives and other key employees are tied directly to the Company's financial performance as well as individual performance. The purpose of annual cash bonuses are to reward executives for achievements of corporate, financial and operational goals. When certain objective and subjective performance goals are not met, annual bonuses would be reduced or not paid.

        - Long-Term Incentives. The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of stockholder value through stock options. The overall goal of this component of pay is to create a strong link between the management of the Company and its stockholders through management stock ownership and the achievement of specific corporate financial measures that result in the appreciation of Company share price. Stock options are awarded if individual goals are achieved or exceeded. The Compensation Committee generally has followed the practice of granting options annually on terms which provide that the options become exercisable with respect to 25% of the shares purchasable under the option after one year and in monthly installments over a three year period thereafter. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer term growth in share prices important for those receiving options.


FISCAL YEAR 1998 COMPENSATION

        Dr. Quay's cash compensation paid in 1998 was $380,000. No cash bonuses were paid pursuant to the Company's Executive Incentive Compensation Plan for 1998.

        The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1 million limit per officer. The Company's Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                        The Compensation Committee of the
                                        Board of Directors



                                        George W. Dunbar
                                        Dwight Winstead


        Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report and the performance graph on page 12 shall not be incorporated by reference into any such filings.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During the year ended December 31, 1998, the Company's Board of Directors, based upon the recommendations of the Compensation Committee, established the levels of compensation for the Company's executive officers.

                            STOCK PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Pharmaceutical Index and the Nasdaq Stock Market - U.S. Index for the period that commenced October 12, 1995, the date on which the Company's Common Stock was first registered under the Exchange Act, and ended on December 31, 1998.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                       AMONG SONUS PHARMACEUTICALS, INC.,
                         THE NASDAQ PHARMACEUTICAL INDEX
                    AND THE NASDAQ STOCK MARKET - U.S. INDEX


                                                 CUMULATIVE TOTAL RETURN
                                 ---------------------------------------------------------
                                  10/12/95   12/95    3/96    6/96    9/96   12/96    3/97
                                  --------   -----    ----    ----    ----   -----    ----
SONUS PHARMACEUTICALS, INC.          100      175     229     289     271     425     377
NASDAQ STOCK MARKET (U.S.)           100      104     109     118     122     128     121
NASDAQ PHARMACEUTICAL                100      122     127     123     126     122     116


                                                CUMULATIVE TOTAL RETURN
                                 ----------------------------------------------------
                                 6/97    9/97   12/97    3/98    6/98    9/98   12/98
                                 ----    ----   -----    ----    ----    ----   -----
SONUS PHARMACEUTICALS, INC.      402     600     473     350     176     104      96
NASDAQ STOCK MARKET (U.S.)       143     167     157     184     189     171     221
NASDAQ PHARMACEUTICAL            125     140     126     139     128     121     161

                                  PROPOSAL TWO

                AMENDMENT TO THE 1991 PLAN TO INCREASE THE TOTAL
                      NUMBER OF SHARES ISSUABLE THEREUNDER

INTRODUCTION

        The Board of Directors adopted and the stockholders of the Company originally approved the Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan - 1991 (the "1991 Plan") in November 1991. The Board of Directors amended the 1991 Plan in February 1999 to increase the authorized number of shares of Common Stock issuable thereunder by 300,000 shares and to reserve the additional shares for issuance under the 1991 Plan, bringing the total number of shares of Common Stock subject to the 1991 Plan to 2,200,000.

        Approval of the amendments to the 1991 Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the annual meeting of stockholders and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the amendment of the 1991 Plan to add 300,000 shares of Common Stock to the pool of shares reserved for issuance thereunder.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1991 PLAN.

        The principal features of the 1991 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1991 Plan itself. Copies of the 1991 Plan can be obtained by writing to the Secretary, SONUS Pharmaceuticals, Inc., 22026 20th Avenue S.E., Bothell, Washington 98021.

1991 PLAN TERMS

        The 1991 Plan provides for the grant by the Company of options and/or rights to purchase up to an aggregate of 1,900,000 shares of Common Stock of the Company to its officers, directors, key employees, consultants and other business persons having important business relationships with the Company, or any parent or subsidiary corporation of the Company. As of the Record Date, approximately five (5) executive officers and directors of the Company and approximately fifty (50) other employees were eligible to participate. The purpose of the 1991 Plan is to enable the Company to attract and retain persons of ability as employees, officers, directors and consultants and to motivate such persons by providing them with an equity participation in the Company. The Company does not expect to grant directors options in excess of those granted under the Stock Option Plan for Directors, but reserves the right to grant such options if necessary to attract or retain qualified directors. The 1991 Plan expires November 1, 2001 unless terminated earlier by the Board of Directors.

        The 1991 Plan provides that it is to be administered by the Board of Directors or a committee appointed by the Board. Presently, the Company's Board of Directors administers the 1991 Plan (the "Administrator"). The Administrator has broad discretion to determine the persons entitled to receive options and/or rights to purchase under the 1991 Plan, the terms and conditions on which options and/or rights to purchase are granted and the number of shares subject thereto. The Administrator also has discretion to determine the nature of the consideration to be paid upon the exercise of an option and/or right to purchase granted under the 1991 Plan. Such consideration may generally consist of cash or shares of Common Stock of the Company or, in the case of rights to purchase, a promissory note.

        Options granted under the 1991 Plan may be either "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, or "nonqualified stock options," as determined by the Administrator. Options may be granted under the 1991 Plan for terms of up to ten (10) years. The exercise price of options and the purchase price of rights to purchase must be at least equal to the fair market value of the Common Stock of the Company as of the date of grant. No optionee may be granted incentive stock options under the 1991 Plan to the extent that the aggregate fair market value (determined as of the date of grant) of the shares of Common Stock with respect to which incentive options are exercisable for the first time by the optionee during any calendar year would exceed $100,000. Further, no optionee may be granted options or rights to purchase in excess of 500,000 shares in any year. Options granted under the 1991 Plan to officers, employees, directors, or consultants of the Company may be exercised only while the optionee is employed or retained by the Company or within three to six months after termination for any reason, with the exact date of expiration to be determined by the Administrator.

        Upon the occurrence of a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the Company's assets and certain other similar events (a "Change-of-Control Event"), the 1991 Plan provides that the 1991 Plan itself and all outstanding options shall terminate unless provision is made in writing for the continuance of the 1991 Plan and for the assumption of outstanding options and rights to purchase previously granted. If provision for the assumption of outstanding options and rights to purchase is not made in connection with a Change-of-Control Event, then notice shall be provided to all participants and all outstanding options and rights to purchase shall be accelerated. In the event that the outstanding shares of Common Stock while the 1991 Plan is in effect are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation or reorganization in which the Company is the surviving corporation, or of a recapitalization, stock split, combination of shares, reclassification, reincorporation, stock dividend (in excess of 2%) or of another change in the corporate structure of the Company, appropriate adjustments will be made by the Board of Directors to the aggregate number and kind of shares subject to the 1991 Plan and the number and kind of shares and the price per share subject to outstanding incentive options, nonqualified options and rights to purchase in order to preserve, but not to increase, the benefits to persons then holding incentive options, nonqualified options or rights to purchase.

        Payment for shares upon exercise of an option or upon issuance of restricted stock must be made in full at the time of exercise, or issuance with respect to restricted stock. The form of consideration payable upon exercise of an option or purchase of restricted stock shall, at the discretion of the Administrator, be (i) by tender of United States dollars in cash, check or bank draft; (ii) subject to any legal restriction against the Company's acquisition or purchase of the Company's shares of Common Stock, shares of Common Stock, which shall be deemed to have a value equal to the aggregate fair market value of such shares determined on the date of exercise or purchase, (iii) by the issuance of a promissory note acceptable to the Administrator; or (iv) pursuant to other methods described in the 1991 Plan.

        As of the Record Date, options to purchase an aggregate of 1,454,557 shares of Common Stock (net of canceled options) have been granted under the 1991 Plan to the following persons or groups: (i) Steven C. Quay, M.D., Ph.D., 668,131 shares, 180,000 of which are purchasable under an option granted to Dr. Quay concurrently with his Employment Agreement entered into in February 1999;
(ii) Gordon Brandt, 34,415; (iii) Charles H. Davis, 76,691 shares; (iv) Michael
A. Martino, 200,000 shares; (v) Gregory Sessler, 237,118 shares; (vi) Terry E. Willard, 112,708 shares; (vii) Dilip Worah, 125,494 shares; (viii) all current executive officers (as a group), 1,265,158 shares; and (ix) all other employees who are not executive officers (as a group), 690,386.

FEDERAL TAX CONSEQUENCES

        The following is a brief summary of the tax effects under the Code that may accrue to participants in the 1991 Plan.

        Incentive Stock Options. No taxable income will be recognized by an optionee under the 1991 Plan upon either the grant or the exercise of an incentive stock option; provided the optionee holds the stock for at least two years after the grant of the options and one year after the exercise of the option. If an incentive stock option is exercised more than three months after termination, except for death or disability, it will be treated as the exercise of a nonqualified stock option as described below. The Company receives no tax deduction from the exercise of incentive stock options granted unless the optionee fails to meet the holding requirements set forth above. Any gain or loss as a result of a sale or other disposition of shares acquired upon the exercise of an incentive stock option will be treated as capital gain.

        Nonqualified Stock Options. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided the applicable withholding requirements are satisfied.

        Restricted Stock. The receipt of restricted stock will not result in a taxable event until the applicable period(s) of restriction lapse, unless the participant makes an election under Section 83(b) of the Code to be taxed as of the date of grant. If a Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of such shares on the date of grant over the amount paid for such shares. If no amount is paid for such shares, the participant will recognize ordinary income in an amount equal to the fair market value of such shares on the date of the grant. Even if the amount paid and the fair market value of the shares are the same (in which case there would be no ordinary income), a Section 83(b) election must be made to avoid deferral of the date ordinary income is recognized. If no Section 83(b) election is made, a taxable event will occur on each date the participant's ownership rights vest (i.e., when the period(s) of restriction lapse) as to the number of shares that vest on that date, and the holding period for long-term capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares.


                                 PROPOSAL THREE

            APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN



        The Board of Directors adopted and the stockholders of the Company originally approved the Employee Stock Purchase Plan (the "Purchase Plan") in September 1995. The purposes of the Purchase Plan are to provide to employees an incentive to join and remain in the service of the Company and its subsidiaries, to promote employee morale and to encourage employee ownership of the Company's Common Stock by permitting them to purchase shares at a discount through payroll deductions. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. At the time of its adoption, the Purchase Plan authorized the sale of up to 50,000 shares of Common Stock. As of the Record Date, a total of 26,082 shares had been sold, leaving 23,918 shares available for sale under the Purchase Plan. In February 1999, the Board of Directors amended the Purchase Plan to increase the authorized number of shares of Common Stock issuable thereunder by 50,000 shares and to reserve the additional shares for issuance under the Purchase Plan, bringing the total number of shares of Common Stock subject to the Purchase Plan to 100,000.

        Approval of the amendments to the Purchase Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the annual meeting of stockholders and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the amendment of the Purchase Plan to add 50,000 shares of Common Stock to the pool of shares reserved for issuance thereunder.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE PURCHASE PLAN.

        The principal features of the Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the Purchase Plan itself. Copies of the Purchase Plan can be obtained by writing to the Secretary, SONUS Pharmaceuticals, Inc., 22026 20th Avenue S.E., Bothell, Washington 98021.

PURCHASE PLAN TERMS

        Every full-time employee of the Company, including executive officers, will be eligible to participate in offerings made under the Purchase Plan on the first grant date under the Purchase Plan after such employee has been employed by the Company for at least six months. An employee may not participate in an offering under the Purchase Plan if immediately after the purchase the employee would own shares or options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. As of the Record Date, approximately 50 persons were eligible to participate in the Purchase Plan.

        The Purchase Plan may be administered by either the Board of Directors or a committee appointed by the Board (the "Committee"). The Board has delegated administration of the Purchase Plan to the Compensation Committee, which is comprised of two non-employee directors, who are not eligible to participate in the Purchase Plan. Subject to the provisions of the Purchase Plan, the Committee has full authority to implement, administer and make all determinations necessary under the Purchase Plan.

        The four annual grants under the Purchase Plan occur on the first day of each calendar quarter (the "Grant Date") and continue until the end of the last day of the applicable quarter (the "Offering Period").

        Eligible employees who elect to participate in an offering will purchase shares of Common Stock through regular payroll deductions in an amount designated by the employee not to exceed 15% of such employee's compensation. Shares of Common Stock will be purchased automatically on the last day of the Offering Period (the "Purchase Date") at a price equal to 85% of the fair market value of the shares on the Grant Date or 85% of the fair market value of the shares as of the Purchase Date, whichever is lower. A participant may withdraw from an offering at any time prior to the Purchase Date and receive a refund of his payroll deductions, without interest. A participant's rights in the Purchase Plan are nontransferable other than on the death of the participant. The Purchase Plan is administered in a manner designed to ensure that any affiliate participant's commencement or discontinuation of participation in the Purchase Plan or increase or decrease of payroll deductions will be effected in compliance with the exemptions from liability under Section 16(b) of the Securities Exchange Act of 1934 as set forth in Rule 16b-3 promulgated thereunder.

        No employee may purchase stock in an amount which would permit his or her rights under the Purchase Plan (and any similar purchase plans of the Company and any parent and subsidiaries of the Company) to accrue at a rate which exceeds $25,000 in fair market value, determined as of the Grant Date, for each calendar year. In addition, no participant may purchase more than 1,000 shares in any Offering Period.

        The Board of Directors may at any time amend, suspend or terminate the Purchase Plan; provided that any amendment that would (i) increase the aggregate number of shares authorized for sale under the Purchase Plan (except pursuant to adjustments provided for in the Purchase Plan), (ii) change the standards of eligibility for participation, or (iii) materially increase the benefits which accrue to participants under the Purchase Plan, shall not be effective unless approved by the stockholders within 12 months of the adoption of such amendment by the Board. Unless previously terminated by the Board, the Purchase Plan will terminate on December 31, 2005.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF PURCHASE PLAN

        No taxable income is recognized by a participant either at the time of election to participate in an offering under the Purchase Plan or at the time shares are purchased thereunder.

        If shares are disposed of at least two years after the Grant Date and at least one year after the Purchase Date or in the event of a participant's death (whenever occurring) while owning such shares, then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (ii) fifteen percent of the fair market value of the shares on the Grant Date will be treated as ordinary income to the participant. Any further gain upon such disposition will be taxed as long-term capital gain. Any long-term capital gain will be taxed as capital gain at the rates then in effect. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant will have a capital loss equal to the difference between the sale price and the purchase price. The ability of a participant to utilize such a capital loss will depend on the participant's other tax attributes and the statutory limitation on capital loss deductions not discussed herein.

        If the shares are sold or disposed of (including any disposition by way of gift) before the expiration of the two-year holding period described above or within one year after the shares are transferred to the participant, then the excess of the fair market value of the shares on the Purchase Date over the Purchase Price will be treated as ordinary income to the participant. This excess will constitute ordinary income for the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of shares is made. The balance of the gain will be taxed as capital gain at the rates then in effect. If the shares are sold for less than their fair market value on the Purchase Date, the same amount of ordinary income will be attributed to the Participant and a capital loss is recognized equal to the difference between the sale price and the value of the shares on such Purchase Date. As indicated above, the ability of the Participant to utilize such a capital loss will depend upon the Participant's other tax attributes and the statutory limitation on capital losses not discussed herein.


                                  PROPOSAL FOUR

                        APPROVAL OF THE AMENDMENT OF THE
                           SONUS PHARMACEUTICALS, INC.
                      1995 STOCK OPTION PLAN FOR DIRECTORS

INTRODUCTION

        On May 12, 1995, the Board of Directors of the Company adopted the 1995 Stock Option Plan for Directors (the "Directors' Plan"), and the stockholders of the Company originally approved the Directors' Plan by written consent on September 29, 1995. In February 1999, the Board of Directors of the Company amended the Directors' Plan to extend the term of the Directors' Plan to October 17, 2005 and to increase the authorized number of shares of Common Stock issuable thereunder by 127,863 shares, to reserve the additional shares for issuance under the Directors' Plan, bringing the total number of shares subject to the Directors' Plan to 250,000. In April 1998, the Board of Directors further amended the Directors' Plan to limit eligible participants to non-employee directors.

        Approval of the amendment to the Directors' Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the annual meeting of stockholders and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the amendment of the Directors' Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE DIRECTORS' PLAN.

        The principal features of the Directors' Plan are summarized below, but the summary is qualified in its entirety by reference to the Directors' Plan itself. Copies of the Directors' Plan can be obtained by writing to the Secretary, SONUS Pharmaceuticals, Inc., 22026 20th Avenue, S.E., Bothell, Washington 98021.

DIRECTORS' PLAN TERMS

        The Directors' Plan provides for the grant by the Company of options to purchase up to an aggregate of 122,137 shares of Common Stock of the Company. The Directors' Plan provides that each member of the Company's Board of Directors, excluding employees of the Company, automatically will be eligible to receive options to purchase stock under the Directors' Plan. Pursuant to the terms of the Directors' Plan, each non-employee director elected after April 30, 1995 will be granted an initial option under the plan covering 7,633 shares of Common Stock. In addition, each director shall receive an additional option covering 5,000 shares of Common Stock on each anniversary of such director's original grant, provided such director is an eligible participant under the Directors' Plan. As of the Record Date, four (4) directors of the Company were eligible to participate. The purpose of the Directors' Plan is to provide incentive to non-employee directors of the Company to encourage such directors to acquire a proprietary interest in the Company and to continue their associations with the Company. The Directors' Plan expires October 17, 2005 unless terminated earlier by the Board of Directors.

        The Directors' Plan provides that it is to be administered by the Company, which is responsible for carrying out the terms of the Directors' Plan with respect to all plan administration matters. Options granted under the Directors' Plan vest immediately and may have terms of up to ten (10) years. The exercise price of options and the purchase price of rights to purchase must be equal to the fair market value of the Common Stock of the Company as of the date of grant. Options granted under the Directors' Plan may be exercised only while the optionee is serving as a director of the Company or within six (6) months after ceasing to so serve. Consideration paid upon the exercise of an option granted under the Directors' Plan may consist of cash or, with the consent of the Company, shares of Common Stock of the Company.

       The Directors' Plan provides that the Directors' Plan itself and all outstanding options shall terminate upon the occurrence of a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the Company's assets and certain other similar events, unless provision is made in writing for the continuance of the Directors' Plan and for the assumption of options previously granted. In the event that the outstanding shares of Common Stock while the Directors' Plan is in effect are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation or reorganization in which the Company is the surviving corporation, or of a recapitalization, stock split, combination of shares, reclassification, reincorporation, stock dividend or of another change in the corporate structure of the Company, appropriate adjustments will be made by the Board of Directors to the aggregate number and kind of shares subject to the Directors' Plan and the number and kind of shares and the price per share subject to outstanding options, but not to increase, the benefits to persons then holding options.

        As of the Record Date, options to purchase an aggregate of 88,165 shares of Common Stock (net of cancelled options) have been granted under the Directors' Plan to the following persons: (i) Steven C. Quay, M.D., Ph.D., 15,000 shares, (ii) George W. Dunbar, 12,633 shares, (iii) Dwight Winstead, 22,633 shares, (iv) Robert E. Ivy, 7,633 shares, and (vii) Christopher S. Henney, Ph.D., D.Sc., 7,633 shares.

FEDERAL TAX CONSEQUENCES

        The following is a brief summary of the tax effects under the Internal Revenue Code (the "Code") that may accrue to participants in the Directors' Plan. No taxable income is recognized by an optionee upon the grant of a stock option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided the applicable withholding requirements are satisfied.


                                  PROPOSAL FIVE

                                AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
           TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        Currently, Article IV authorizes the Company to issue up to 20,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share. The amendment to the Amended and Restated Certificate of Incorporation, which was unanimously approved by the Company's Board of Directors, will increase the authorized number of shares of Common Stock from 20,000,000 to 30,000,000.

        Approval of the amendment to the Amended and Restated Certificate of Incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and represented at the Annual Meeting of stockholders and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the amendment to the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock by 10,000,000.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK TO 30,000,000.

        As a result of the amendments to the Company's 1991 Plan, the Purchase Plan and the Director's Plan, the total number of shares issuable under each has increased. In addition, the Board of Directors of the Company approved the Company's 1999 Nonqualified Stock Incentive Plan in February 1999. The 1999 Nonqualified Incentive Plan provides for the grant by the Company of options and/or rights to purchase up to an aggregate of 600,000 shares of Common Stock of the Company to its officers and other key employees of the Company. The amendment to the Amended and Restated Certificate of Incorporation will increase the total number of shares of Common Stock issuable by the Company.

        It is not possible to state the effects of the amendment to the Amended and Restated Certificate of Incorporation upon the rights of holders of Common Stock. The effects of such issuance could include, however, (i) dilution of the amount otherwise available for payment on dividends on Common Stock, (ii) dilution of the voting power of Common Stock, and (iii) dilution of the amount otherwise available for distribution of the Company's assets on liquidation.

        The amendment to the Amended and Restated Certificate of Incorporation will give the Company increased financial flexibility as it will allow additional shares of Common Stock to be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purpose could include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties or issuance pursuant to the Company's 1991 Plan, the Purchase Plan, the Directors Plan, the 1999 Plan and any other equity incentive plans adopted by the Company.

        The ability of the Board of Directors to issue such additional shares of Common Stock could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of Common Stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

        While the amendment to the Amended and Restated Certificate of Incorporation may have anti-takeover ramifications, the Board of Directors believes that financial flexibility offered by the amendment outweighs any disadvantages. To the extent that it may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors, enabling the Board to consider the proposed transaction in a manner that best serves the shareholders' interests.


                                  PROPOSAL SIX

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1999, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

        Ernst & Young LLP has audited the Company's financial statements annually since inception. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

        Any stockholder desiring to submit a proposal for action at the 2000 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than December 31, 1999 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                 OTHER MATTERS

        Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                        By Order of the Board of Directors


                                        Steven C. Quay, M.D., Ph.D.
                                        Chairman of the Board, Chief Executive
                                        Officer and Secretary

March 22, 1999

        The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1998 is being mailed concurrently with this Proxy Statement to all stockholders of record as of March 5, 1999. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

        COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998 WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, SONUS PHARMACEUTICALS, INC., 22026 20TH AVENUE S.E., BOTHELL, WASHINGTON 98021.

PROXY                     SONUS PHARMACEUTICALS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              ANNUAL MEETING OF THE STOCKHOLDERS -- APRIL 29, 1999

   The undersigned hereby nominates, constitutes and appoints Steven C. Quay, M.D., Ph.D. and Gregory Sessler, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of SONUS PHARMACEUTICALS, INC. which the undersigned is entitled to represent and vote at the 1999 Annual Meeting of Stockholders of the Company to be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, on April 29, 1999, at 9:00 A.M., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

         THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2, 3, 4, 5 AND 6
1. ELECTION OF DIRECTORS

   [ ] FOR all nominees listed below                               [ ] WITHHOLD AUTHORITY to vote for all nominees listed below
      (except as marked to the contrary below)

  Election of the following nominees as directors: Steven C. Quay, M.D., Ph.D., Michael A. Martino, George W. Dunbar, Jr., Christopher S. Henney, Ph.D., D.Sc., Robert E. Ivy and Dwight Winstead.

  (INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. Amendment of the Company's Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Purchase Plan -- 1991 to increase the number of shares subject thereto by 300,000 to a total of 2,200,000 shares of Common Stock:
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. Amendment of the Company's Employee Stock Purchase Plan to increase the number of shares subject thereto by 50,000 to a total of 100,000 shares of Common Stock:
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN
4. Amendment of the Company's 1995 Stock Option Plan for Directors to increase the number of shares subject thereto by 127,863 to a total of 250,000 shares of Common Stock:
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN
    Important -- Please sign and date on the other side and return promptly.

5. Amendment of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock by 10,000,000 shares to a total of 30,000,000 shares of Common Stock:

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

6. Ratification of Ernst & Young LLP as independent auditors:

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

7. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

          IMPORTANT -- PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, "FOR" THE AMENDMENT OF THE INCENTIVE STOCK OPTION, NON-QUALIFIED STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN -- 1991, "FOR" THE AMENDMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN, "FOR" THE AMENDMENT OF THE COMPANY'S 1995 STOCK OPTION PLAN FOR DIRECTORS, "FOR" THE AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND "FOR" RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY AND ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

                                                    Date                 , 1999
                                                         ----------------

                                                    ---------------------------
                                                     (Signature of stockholder)
                                                    PLEASE SIGN YOUR NAME
                                                    EXACTLY AS IT APPEARS
                                                    HEREON. EXECUTORS,
                                                    ADMINISTRATORS, GUARDIANS,
                                                    OFFICERS OF CORPORATIONS AND
                                                    OTHERS SIGNING IN A
                                                    FIDUCIARY CAPACITY SHOULD
                                                    STATE THEIR FULL TITLES AS
                                                    SUCH.

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.